Securities and Exchange Commission
WASHINGTON, DC 20549

FORM 8 — K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15 (d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): December 3, 2002

Florida East Coast Industries, Inc.

(Exact Name of Registrant as Specified in its Charter)

Florida

001-08723	59-2349968

(Commission File Number)	(IRS Employer Identification Number)

One Malaga Street, St. Augustine, FL	32084

(Address of Principal Executive Offices	(Zip Code)

904/826-2398

(Registrant’s Telephone Number, Including Area Code)

Item 2. Acquisition or Disposition of Assets

On December 3, 2002 (the Closing Date), Florida East Coast Industries, Inc. (FECI) sold all the stock of EPIK Communications Incorporated (EPIK), a wholly owned subsidiary, to Odyssey Telecorp, Inc. (Odyssey). EPIK, based in Orlando, Fla., is a carriers’ carrier that provides bandwidth capacity, dark fiber leases and collocation services to telecommunication providers. The consideration received by FECI consists of the following: (A) $500,000 in cash paid at the closing; (B) an additional cash payment, payable 90 days after the second anniversary of the Closing Date, equal to the lesser of 75% of the Net Cash Revenues generated in the 24-month period following the closing or $30 million; and (C) a warrant granting FECI the right to acquire up to 15% of the shares of common stock of Odyssey (subject to dilution in certain circumstances) with an exercise price of $7 million. Net Cash Revenues are defined as gross contractual revenues received from EPIK’s customer base existing as of the Closing Date, less the cash cost of any directly attributable third party circuits and interconnect charges necessary to provide services to such customers.

FECI has provided Odyssey with $17 million deposited in an escrow account to be used by Odyssey for (i) the payment, performance, discharge or satisfaction, in whole or in part, of any liability or obligation of EPIK in existence as of the Closing Date (ii) working capital for use in the operation of EPIK’s business, and (iii) the payment of costs and expenses directly related to the restructuring and/or operation of EPIK or its business. In addition, FECI is obligated to make a further deposit into the escrow account for the amount of the shortfall between $3 million and the proceeds of certain specified real estate and asset sales to be undertaken by EPIK. Based on the executed contracts to sell the scheduled properties and already consummated sales, FECI does not expect the shortfall amount to exceed $500,000. FECI also agreed to be responsible for severance payments to certain named individuals if their employment with EPIK is terminated.

FECI expects to account for the sale of EPIK and its operations as a discontinued operation. FECI wrote down the entire book value of EPIK’s long-lived assets at September 30, 2002, resulting in a carrying value for EPIK of negative $37 million. Consequently, FECI will record a modest accounting gain on the sale even though it does not anticipate assigning a material carrying value to the earnout or the warrants. Additionally, FECI expects to claim a cash income tax refund of approximately $72 million on its 2002 Federal tax return and to carry forward the benefit of Federal tax losses of approximately $80 million, as a result of the sale of EPIK. However, there can be no guarantee that, or when, the expected tax refund will be received.

Odyssey Telecorp, Inc., is a Delaware corporation with its principal place of business in Palo Alto, California specializing in telecom network assets.

Item 7. Financial Statements and Exhibits.

     (b)  Pro forma financial information

The Unaudited Pro Forma Financial Information below gives effect to the EPIK sale as described in Item 2 of this Form 8-K.

The pro forma consolidated balance sheet as of September 30, 2002 gives effect to the EPIK sale as if the transaction occurred on that date. The pro forma consolidated statements of income for the year ended December 31, 2001 and for the nine months ended September 30, 2002 give effect to the EPIK sale as if the transaction occurred on January 1, 2001.

The Unaudited Pro Forma Financial Information presented below is not necessarily indicative of what the financial condition of FECI would have been had the disposition been completed on the date assumed, nor is such information necessarily indicative of the future financial condition or results of operations of FECI.

The Unaudited Pro Forma Financial Information should be read in conjunction with the explanatory notes thereto, and the unaudited consolidated financial statements of FECI for the nine months ended September 30, 2002, included in FECI’s quarterly report on Form 10-Q, and the year ended December 31, 2001, included in FECI’s Annual Report on Form 10-K, both of which were previously filed with the Securities and Exchange Commission.

The Unaudited Pro Forma Financial Information reflects the estimated revised debt structure ($22.8 million notional increase in debt) incurred by FECI at the time of closing. The Unaudited Consolidated Pro Forma Balance Sheet Information as of September 30, 2002, and the Unaudited Consolidated Pro Forma Statements of Income Information for the nine months ended September 30, 2002 and the year ended December 31, 2001 are as follows.

FLORIDA EAST COAST INDUSTRIES, INC.

UNAUDITED CONDENSED CONSOLIDATED PRO FORMA BALANCE SHEET INFORMATION
As of September 30, 2002

(dollars in thousands)

	As	Pro Forma	Pro Forma
	Reported	Adjustments	Results

Assets
Current Assets:
Cash and cash equivalents	28,512	(25)	28,487
Accounts receivable (net)	22,890	(1,506)	21,384
Other current assets	46,195	(7,256)	38,939

Total current assets	97,597	(8,787)	88,810
Properties, Less Accumulated Depreciation	790,332	—	790,332
Other Assets and Deferred Charges	51,672	(2,164)	49,508

Total Assets	939,601	(10,951)	928,650

Liabilities and Shareholders’ Equity
Current Liabilities:
Accounts payable	36,677	(11,406)	25,271
Other current liabilities	39,708	(12,257)	27,451

Total current liabilities	76,385	(23,663)	52,722
Deferred Income Taxes	22,158	5,706	27,864
Long-Term Debt	269,821	22,800	292,621
Other Long-Term Liabilities	35,200	(24,908)	10,292
Shareholders’ Equity:
Common stock	69,142	—	69,142
Retained earnings	479,772	9,114	488,886
Restricted stock	(3,522)	—	(3,522)
Treasury stock	(9,355)	—	(9,355)

Total shareholders’ equity	536,037	9,114	545,151

Total Liabilities and Shareholders’ Equity	939,601	(10,951)	928,650

(See accompanying Explanatory Notes to the Unaudited Condensed Consolidated Pro Forma Information.)

FLORIDA EAST COAST INDUSTRIES, INC.

UNAUDITED CONDENSED CONSOLIDATED PRO FORMA STATEMENTS OF INCOME
For the Nine Months Ended September 30, 2002

(dollars in thousands, except per share amounts)

		Pro Forma Adjustments

	As Reported	EPIK Operations	Interest Expense	Pro Forma Results

Operating revenues	198,822	(14,915)	—	183,907
Operating expenses	(433,093)	288,100	—	(144,993)

Operating (loss) profit	(234,271)	273,185	—	38,914
Interest expense	(14,865)	—	(445)	(15,310)
Other income	13,577	(9,680)	—	3,897

(Loss) income before income taxes	(235,559)	263,505	(445)	27,501
Benefit (provision) for income taxes	90,690	(101,449)	171	(10,588)

(Loss) income from continuing operations	(144,869)	162,056	(274)	16,913

(Loss) income per share from continuing operations — basic and diluted	($3.98)	$4.45	($0.01)	$0.46
Average shares outstanding — basic	36,442,184	36,442,184	36,442,184	36,442,184
Average shares outstanding — diluted	36,442,184	36,442,184	36,442,184	36,621,124

(See accompanying Explanatory Notes to the Unaudited Condensed Consolidated Pro Forma Information.)

FLORIDA EAST COAST INDUSTRIES, INC.

UNAUDITED CONDENSED CONSOLIDATED PRO FORMA STATEMENTS OF INCOME
For the Year Ended December 31, 2001

(dollars in thousands, except per share amounts)

		Pro Forma Adjustments

	As Reported	EPIK Operations	Interest Expense	Pro Forma Results

Operating revenues	298,843	(11,504)	—	287,339
Operating expenses	(397,157)	169,642	—	(227,515)

Operating (loss) profit	(98,314)	158,138	—	59,824
Interest expense	(4,177)	—	(593)	(4,770)
Other income	2,676	(45)	—	2,631

(Loss) income before income taxes	(99,815)	158,093	(593)	57,685
Benefit (provision) for income taxes	38,429	(60,866)	228	(22,209)

Net (loss) income	(61,386)	97,227	(365)	35,476

Net (loss) income per share – basic and diluted	($1.69)	$2.67	($0.01)	$0.97
Average shares outstanding – basic	36,397,353	36,397,353	36,397,353	36,397,353
Average shares outstanding – diluted	36,397,353	36,397,353	36,397,353	36,608,010

(See accompanying Explanatory Notes to the Unaudited Condensed Consolidated Pro Forma Information.)

FLORIDA EAST COAST INDUSTRIES, INC.

OTHER PRO FORMA INFORMATION

Revised Debt Structure
Cash provided for Purchaser’s use (net)	$16.5	million
Transaction fees and costs	6.3	million

Total estimated debt increase from sale of EPIK	$22.8	million

The following information estimates the approximate fourth quarter 2002 gain from the disposition of EPIK, which is not included in the Unaudited Condensed Consolidated Pro Forma Statements of Income.
Gain from Sale of EPIK
EPIK negative book value	$39.6	million
Revised debt structure costs	(22.8)	million
Tax effect	(6.5)	million

Gain on sale of EPIK	$10.3	million

Explanatory Notes to Pro Forma Financial Information (unaudited)

The Unaudited Consolidated Pro Forma Statements of Income for the nine months ended September 30, 2002 and the year ended December 31, 2001 exclude the financial results from the operations of EPIK. Also, they include interest expense of $274,000 (after-tax) and $365,000 (after-tax), respectively, as if the estimated revised debt structure ($22.8 million notional increase in debt) incurred upon closing were outstanding during the periods presented. The interest amounts were estimated using the average rate for the periods from FECI’s credit revolver facility.

Other Pro Forma Information includes information related to FECI’s estimated gain on sale of EPIK to be recognized in the fourth quarter of 2002. The difference in the estimated fourth quarter 2002 gain on the sale of EPIK and the Pro Forma increase in shareholders equity of $9.1 million at September 30, 2002 results from operations through the closing on December 3, 2002. Additionally, information is provided related to the estimated revised debt structure arising from the sale of EPIK.

     (c)  Exhibits

The Exhibit listed on the accompanying Index to Exhibits is filed as part of this Report.

Florida East Coast Industries, Inc. — Index to Exhibits

S-K Item 601	Documents

(2)	Stock Purchase Agreement, dated as of December 3, 2002 by and between Florida East Coast Industries, Inc. and Odyssey Telecorp, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of
1935, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Florida East Coast Industries, Inc. (Registrant)

Date: December 17, 2002	By:	/s/ Heidi J. Eddins

	Name:	Heidi J. Eddins

	Title:	Executive Vice President, Secretary and General Counsel